Exhibit 99.1

Dana Incorporated Appoints Steven Miller to Board of Directors

Steven Miller Replaces Brett Icahn as Icahn Capital Board Designee in Connection with Previously Announced Agreement

MAUMEE, Ohio, Nov. 13, 2023 – Dana Incorporated (NYSE: DAN) today announced that Steven Miller has been appointed to the Dana Board of Directors, effective Nov. 9, 2023. Mr. Miller will replace Brett Icahn as an Icahn Capital board designee, pursuant to the January 2022 Director Appointment and Nomination Agreement between Icahn Capital and Dana.

“On behalf of the Dana board of directors, I want to welcome Steven as a director, and we look forward to collaborating as we continue to drive profitable growth,” said James Kamsickas, Dana chairman and CEO. “We would also like to thank Brett Icahn for contributing his insights and experience over the past two years.”

“I am grateful for the opportunity to have served on the Dana Board and to have worked with the dedicated Dana team,” said Brett Icahn. “Over the past two years, Dana has continued to drive progress in electrification across its mobility end markets and sustained improvement across the enterprise.”

Mr. Miller is a portfolio manager at Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses. He previously served as an analyst at BlueMountain Capital Management, LLC and an analyst at Goldman, Sachs & Co. Mr. Miller serves as a director at Bausch Health Companies, Inc. and Conduent Incorporated and was previously a director at Xerox Holdings Corporation and Herc Holdings Inc. He received a B.S. summa cum laude from Duke University in 2011.

With this announcement, the board will continue to be composed of 10 directors, nine of whom are independent.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $10.2 billion in 2022 with 42,000 people in 31 countries across six continents. With a history dating to 1904, Dana was named among the “World’s Most Ethical Companies” for 2023 by Ethisphere and as one of “America’s Most Responsible Companies 2023” by Newsweek. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer. Learn more at dana.com.

Media Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Investor Contact:	Craig Barber
+1-419-887-5166
craig.barber@dana.com